Exhibit 10.2

US ONCOLOGY HOLDINGS, INC.

2008 LONG-TERM CASH INCENTIVE PLAN

US ONCOLOGY HOLDINGS, INC.

2008 LONG-TERM CASH INCENTIVE PLAN

WITNESSETH:

WHEREAS, the mission of US Oncology Holdings, Inc. (the “Company”) is to increase access to and advance the delivery of high-quality cancer care in community-based settings throughout the United States;

WHEREAS, the Company understands that it must have a highly motivated, focused and committed management team and employee base to accomplish its mission and objectives;

WHEREAS, the Company desires to establish the “US Oncology Holdings, Inc. 2008 Long-Term Cash Incentive Plan” (the “Plan”) to:

(a) attract and retain key employees of the Company and its affiliates,

(b) motivate participating key employees, by means of appropriate cash incentives, to achieve long-range goals,

(c) provide incentive compensation opportunities which are competitive with those of other major corporations in its peer group, and

(d) further identify participants’ interests with those of the Company’s stockholders through cash compensation alternatives based on the future value of the Company,

and thereby promote the long-term financial interest of the Company and its affiliates, including the growth in value of the Company’s equity and enhancement of long-term stockholder return;

WHEREAS, the Plan is a bonus program exempt from coverage under the Employee Retirement Income Security Act of 1974, as amended, pursuant to Department of Labor regulation Section 2510.3-2(c); and

WHEREAS, it is intended that the Plan be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, by virtue of the short-term deferral exception set forth in the Treasury Regulations promulgated under that section;

NOW THEREFORE, the Plan is hereby established, effective January 1, 2008.

US ONCOLOGY HOLDINGS, INC.

2008 LONG-TERM CASH INCENTIVE PLAN

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
8.28	“Outstanding Debt”	12
8.29	“Participant”	12
8.30	“Plan”	12
8.31	“Preferred Equity Value”	12
8.32	“Preferred Stock”	12
8.33	“Qualified IPO”	13
8.34	“Section 409A”	13
8.35	“Separation From Service”	13
8.36	“Unit”	13

iii

US ONCOLOGY HOLDINGS, INC.

2008 LONG-TERM CASH INCENTIVE PLAN

ARTICLE I

PARTICIPATION

1.01 Eligibility. Eligibility for participation in the Plan shall be limited to the employees of the Company and its Affiliates.

1.02 Participation. Subject to the terms and provisions of the Plan, participation in the Plan shall be determined by the Committee. Each individual approved for participation in the Plan shall be notified in writing of his or her selection and the number of Units awarded under the Plan to such individual, as soon as practicable after such individual is selected for participation and such Units are awarded.

ARTICLE II

AWARD OF UNITS

2.01 Awards. The Committee may, from time to time and in the Committee’s sole and absolute discretion, award Units under the Plan to Participants (including Participants who have previously received awards under the Plan). Any award of Units under the Plan shall not affect any prior award to the Participant under the Plan or any other plan maintained by the Company or its Affiliates.

2.02 Units. Subject to the provisions of Section 2.05, the number of Units available under the Plan for awards shall not exceed 175,000. The maximum number of Units for award under the Plan to any single Participant shall be 175,000.

2.03 Unit Award Agreement. Each time the Committee makes an award of Units under the Plan the Committee shall set forth the terms of such award in a written agreement setting forth the number of Units awarded by the Committee to the Participant and such other terms and conditions, including any vesting provisions, imposed with respect to the award, as the Committee determines in the Committee’s sole and absolute discretion, subject to the terms and provisions of the Plan. The Committee will require the Participant to execute such agreement, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. In the event of any inconsistency or conflict between the terms of the Plan and the agreement, the terms of the Plan shall govern.

2.04 Treatment of Forfeited Unit Awards. Units that are forfeited under Article V of the Plan shall be available for reissuance in a new award under the Plan.

2.05 Adjustments to Number of Shares Subject to the Plan. In the event of any change in the outstanding shares of Common Stock or Preferred Stock by reason of any stock dividend, split, spinoff, recapitalization, reclassification, charter amendment, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the Common Equity Value and the Preferred Equity Value shall be equitably and appropriately adjusted by the Committee, and the Committee may make such other adjustments as it deems appropriate, in all cases so that any such change in capitalization does not affect the value of Units awarded hereunder.

ARTICLE III

CALCULATION OF BONUS POOL

3.01 Calculation of Annual Credit to Bonus Pool.

(a) As soon as practicable after the end of each completed calendar year during the Bonus Pool Calculation Period the Committee will calculate the amount to be credited for such year to the Bonus Pool. The amount to be credited to the Bonus Pool for a completed calendar year during the Bonus Pool Calculation Period shall be an amount equal to:

(A) multiplied by (B) multiplied by (C)

where: (A) is the positive excess, if any, of EBITDA achieved by the Company for such year over the EBITDA Base Amount applicable to such year, (B) is 8 and (C) is five percent (5%).

(b) If the Bonus Pool Calculation Period ends before December 31, 2012 as a result of a Bonus Payment Event, then on or immediately before the Bonus Payment Event the Committee will calculate the amount to be credited to the Bonus Pool for the period beginning on January 1 of the year in which the Bonus Payment Event occurs and ending on the date on which the Bonus Payment Event occurs (the “Final Period”). The amount to be credited to the Bonus Pool for the Final Period shall be an amount equal to:

(A) multiplied by (B) multiplied by (C)

where: (A) is the positive excess, if any, of the Bonus Payment Event EBITDA over the EBITDA Base Amount applicable to the Final Period, (B) is 8 and (C) is five percent (5%).

(c) The Bonus Pool will not be reduced for a period during the Bonus Pool Calculation Period if the EBITDA for such period does not exceed the EBITDA Base Amount applicable to such period.

(d) The Committee will credit to the Bonus Pool an amount determined under subsections (a) or (b) of this Section 3.01 before any amounts are paid under the Plan.

3.02 Calculation of Additional Credit to Bonus Pool.

(a) If (i) the Bonus Payment Event EBITDA Multiplier exceeds 8 and (ii) during the Bonus Pool Calculation Period the Bonus Payment Event EBITDA or EBITDA for a complete calendar year exceeds $210 million, then the Committee will credit to the Bonus Pool an amount equal to:

(A) multiplied by (B) multiplied by (C)

where: (A) is the Excess EBITDA, (B) is the excess of the Bonus Payment Event EBITDA Multiplier over 8, and (C) is five percent (5%). “Excess EBITDA” means an amount equal to the excess of (x) the higher of (I) the Bonus Payment Event EBITDA achieved by the Company during the Bonus Pool Calculation Period, if any, and (II) the highest amount of EBITDA for a complete calendar year achieved by the Company during the Bonus Pool Calculation Period, over (y) $210 million.

(b) The Committee will credit to the Bonus Pool the amount determined under subsection (a) of this Section 3.02 before any amounts are paid under the Plan.

3.03 Bonus Pool May Not Exceed $100 Million. Notwithstanding any other provision of this Article III to the contrary, the total amount of the Bonus Pool may not exceed $100 million.

ARTICLE IV

PAYMENT OF BENEFITS

4.01 Time of Payment. Upon a Bonus Payment Event a Participant shall be paid an amount of one Bonus Payment in respect of each Unit awarded to him or her under the Plan that has not been forfeited under Article V of the Plan on or before the date of the Bonus Payment Event.

4.02 Form of Payment of Benefits. All benefit payments shall be made in cash.

4.03 Unclaimed Benefits. In the case of a benefit payable on behalf of a Participant or former Participant, if the Committee is unable, after reasonable efforts, to locate the Participant, the former Participant or the Beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant, the former Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss) shall be restored to the Plan by the Company and paid in accordance with the Plan.

4.04 Statutory Benefits. If any benefit obligations are required to be paid under the Plan to a Participant or former Participant in conjunction with severance of employment under the laws of the country where the Participant or former Participant is employed or under federal, state or local law, the benefits paid to a Participant or former Participant pursuant to the provisions of the Plan will be deemed to be in satisfaction of any statutorily required benefit obligations.

4.05 Payment to Alternate Payee Under Domestic Relations Order. Plan benefits that are awarded to an alternate payee in a Domestic Relations Order shall be paid to the alternate payee as directed in the Domestic Relations Order. A Domestic Relations Order may not otherwise provide for a time or form of payment that is not permitted under the Plan. A Domestic Relations Order will be disregarded to the extent it awards an alternate payee benefits in excess of the applicable Participant’s or former Participant’s benefit under the Plan or requires a payment at a time or in a form that is not permitted under the Plan.

4.06 Termination of Plan on Payment of All Benefits. The Plan will terminate following the payment in full of any Bonus Payments payable upon a Bonus Payment Event.

ARTICLE V

FORFEITURE OF BENEFITS

5.01 Forfeiture on Bonus Payment Event if Preferred Stock Not Redeemed or Converted. Notwithstanding any other provision of the Plan to the contrary, if all of the outstanding shares of Preferred Stock could not have been redeemed or converted to Common Stock, and all dividends payable with respect to the outstanding shares of Preferred Stock could not be paid or converted to Common Stock, prior to or in connection with a Bonus Payment Event under the terms of the Certificate, then all Units awarded under the Plan shall be forfeited for no consideration immediately prior to the consummation of the Bonus Payment Event and no amounts will be payable under the Plan; provided, however, that if the Company’s ability to redeem or convert any shares of Preferred Stock to Common Stock or to pay any dividends with respect to outstanding shares of Preferred Stock is limited or restricted on the date of the Bonus Payment Event under paragraph 8 of the Certificate then the possible forfeiture of Units under this Section 5.01 shall be suspended until, and the determination of whether any amount is payable under the Plan shall be made on, the first business day following the day on which such limitation or restriction terminates.

5.02 Forfeiture on Separation From Service. Except as specified in Section 5.03, if a Participant incurs a Separation From Service for any reason other than death or Disability before the date on which a Bonus Payment Event occurs he shall forfeit all Units awarded to him under the Plan for no consideration upon his Separation From Service.

5.03 Forfeiture of 50% of Units on Death or Disability. If a Participant incurs a Separation From Service due to the Participant’s death or Disability before the date on which a Bonus Payment Event occurs he shall forfeit 50% of the Units awarded to him under the Plan for no consideration upon his Separation From Service, but the remaining 50% of the Units awarded to him under the Plan shall be vested and the Participant or his Beneficiary shall remain entitled to the benefits payable under the Plan with respect to such remaining 50% of the Units.

5.04 Designation of Beneficiaries.

(a) Each Participant or former Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section 5.04.

(b) If no such designation is on file with the Committee at the time of the death of the Participant or former Participant or such designation is not effective for any reason as determined by the Committee, then the designated Beneficiary or Beneficiaries to receive such benefit shall be as follows:

(i) If the Participant or former Participant designates in his will a Beneficiary or Beneficiaries to receive his Units, his benefit shall be paid to such designated Beneficiary or Beneficiaries;

(ii) If a Participant or former Participant does not designates in his will a Beneficiary or Beneficiaries to receive his Units and leaves a surviving spouse, his benefit shall be paid to such surviving spouse; and

(iii) If a Participant or former Participant does not designates in his will a Beneficiary or Beneficiaries to receive his Units and leaves no surviving spouse, his benefit shall be paid to such Participant’s or former Participant’s executor or administrator, or to his heirs at law if there is no administration of such Participant’s or former Participant’s estate.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.01 Plan Administrator. The Plan shall be administered by the Committee. If for any reason there is no Committee, the duties of the Committee shall be performed by the Board.

6.02 Records and Procedures. The Committee shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Participant, former Participant or a Beneficiary such records as pertain to that individual’s interest in the Plan.

6.03 Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a) to select Participants to receive awards of Units, to determine the time or times of receipt and to determine the number of Units covered by the awards;

(b) to make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(c) to construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(d) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(e) to employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(f) to determine in its discretion all questions relating to eligibility;

(g) to determine whether and when a Participant has incurred a Separation From Service, and the reason for such termination; and

(h) to make a determination in its discretion as to the right of any individual to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder.

6.04 Reliance on Documents, Instruments, etc. The Committee may rely on any certificate, statement or other representation made on behalf of the Company or any Participant, which the Committee in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Plan.

6.05 Claims Review Procedures; Claims Appeals Procedures.

(a) Claims Review Procedures. When a benefit is due, the Participant, or the person entitled to benefits under the Plan, should submit a claim to the office designated by the Committee to receive claims. Under normal circumstances, the Committee will make a final decision as to a claim within 90 days after receipt of the claim. If the Committee notifies the claimant in writing during the initial 90-day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Committee must notify the claimant in writing, and the written notice must set forth in a manner calculated to be understood by the claimant:

(1) the specific reason or reasons for the denial;

(2) specific reference to the Plan provisions on which the denial is based; and

(3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

If a decision is not given to the claimant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.

(b) Claims Appeals Procedures. For purposes of this Section 6.05, the Participant or the person entitled to benefits under the Plan is referred to as the “claimant.” If a claimant’s claim made pursuant to Section 6.05(a) is denied and he wants a review, he must apply to the Committee in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. The Committee must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Committee can schedule any meeting with the claimant or his representative that it finds necessary or appropriate to complete its review.

The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Committee must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Committee notifies the claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Committee must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.

Within 60 days of receipt by a claimant of a notice denying a claim under the preceding paragraph, the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Committee. The Committee may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee shall make a decision promptly, and not later than 60 days after the Plan’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

6.06 Company to Supply Information. The Company shall supply full and timely information to the Committee, including, but not limited to, information needed to calculate or verify EBITDA and information regarding each Participant’s death, Disability or other cause of Separation From Service and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

ARTICLE VII

MISCELLANEOUS

7.01 Plan Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any individual or to be consideration for the employment of any individual. Nothing herein contained shall be deemed to (a) give any individual the right to be retained in the employ of the Company, (b) restrict the right of the Company to discharge any individual at any time, (c) give the Company the right to require any individual to remain in the employ of the Company, or (d) restrict any individual’s right to terminate his employment at any time.

7.02 Funding. Plan benefits are a contractual obligation of the Company which shall be paid out of the Company’s general assets. The Plan is unfunded and Participants, former Participants and Beneficiaries are merely unsecured creditors of the Company with respect to their benefits under the Plan.

7.03 Alienation of Interest Forbidden. The interest of a Participant, former Participant or a Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any individual to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings. The provisions of this Section 7.03 shall not apply to a Domestic Relations Order.

7.04 Withholding. All awards and payments under the Plan are subject to applicable withholding and other deductions as shall be required of the Company or any Affiliate under any applicable law, including local, state or federal tax law. The Company shall have the right to deduct from all amounts paid in cash under the Plan any taxes required by law to be withheld with respect to such cash payments. To the extent that the receipt of Units results in income, wages or other compensation to a Participant, former Participant or Beneficiary for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, the Participant shall deliver to the Company at the time of such receipt such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if such person fails to do so, the Company is authorized to withhold from any cash or other remuneration or other payment then or thereafter payable to such person any tax required to be withheld by reason of such taxable income, wages or compensation.

7.05 Tax Consequences. Neither the Company nor the Committee makes any commitment or guarantee that any particular federal, state or local tax treatment will apply or be available to any Participant or former Participant or any Beneficiary with respect to the Plan, the Units or payments with respect to the Units.

7.06 Amendment and Termination. The Board may at any time and in any way amend, suspend or terminate the Plan. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall alter adversely or impair any Units previously awarded under the Plan without the consent of the holder thereof, and the Plan may not be amended to increase the number of Units available under the Plan for awards without the consent of all Participants. The Plan will terminate as provided in Section 4.06 following the payment in full of any Bonus Payments payable upon a Bonus Payment Event.

7.07 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

7.08 Arbitration. Any controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, the Company’s employment of the Participant, or former Participant, and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to the Plan may be initiated by either the Company or the Participant, former Participant, or Beneficiary unless the claims review and appeals procedures specified in Section 6.05 have been exhausted. Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Participant, former Participant, or Beneficiary, will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the panel of AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant, former Participant and Beneficiary agrees that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of an arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 7.08 shall be construed to, in any way, limit the scope and effect of Article VI. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Committee under Article VI.

7.09 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

7.10 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

7.11 Exemption from Section 409A. It is intended by the Company that the Plan be exempt from the requirements of Section 409A, by virtue of the short-term deferral exception set forth in Section 409A, and the provisions of the Plan shall be interpreted by the Committee in a manner that is consistent with this intention.

7.12 Governing Law. All provisions of the Plan shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

ARTICLE VIII

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out in the definitions below unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning. These definitions shall apply solely for purposes of this Plan.

8.01 “Accreted Value” has the meaning provided for such term in the Certificate.

8.02 “Affiliate” means, during any period, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.

8.03 “Approved One Time Items” means one-time or non-recurring charges to the Company’s earnings, expenses, gains or losses which the Committee, in its sole discretion, reasonably determines should appropriately be excluded from and not taken into account in the calculation of EBITDA because they do not arise from the Company’s normal operating activities or are determined to be extraordinary, unusual in nature or infrequent in occurrence, including without limitation, and only as examples, (a) charges or gains resulting from prepayment of financings, (b) writeoffs of long-term assets, (c) gains or losses upon the acquisition or dispositions of assets or business units or (d) earnings or expenses related to a change in accounting principle.

8.04 “Beneficiary” means the person or persons, or the trust or trusts created for the benefit of a natural person or persons or the Participant’s estate, designated by the Participant to receive the benefits payable under the Plan upon his death in accordance with the beneficiary designation procedures specified in Section 5.04.

8.05 “Board” means the Board of Directors of the Company.

8.06 “Bonus Payment” means, as of any date, the quotient of (a) the amount of the Bonus Pool divided by (b) the number of Units then outstanding.

8.07 “Bonus Payment Event” means a Qualified IPO or a Change of Control.

8.08 “Bonus Payment Event EBITDA” means:

(a) if the Bonus Payment Event is a Qualified IPO, an amount equal to the amount of EBITDA achieved by the Company for the last 12 calendar month period that ends prior to the date of the Qualified IPO and for which period financial statements are available prior to the date of the Qualified IPO; or

(b) if the Bonus Payment Event is a Change of Control, an amount equal to the amount of EBITDA achieved by the Company for the last 12 calendar month period that ends prior to the earlier of (i) the date of such Change of Control or (ii) the date of execution of a binding agreement that results in such Change of Control, and for which period financial statements are available prior to the date of the Change of Control.

8.09 “Bonus Payment Event EBITDA Multiplier” means the quotient of (a) the Enterprise Value divided by (b) the Bonus Payment Event EBITDA.

8.10 “Bonus Pool” means a ledger account maintained by the Committee under the Plan to reflect the Company’s aggregate benefit payment obligation under the Plan as determined under Sections 3.01 and 3.02, and as limited by Section 3.03, of the Plan.

8.11 “Bonus Pool Calculation Period” means the period beginning on the Effective Date and ending on the earlier of (a) December 31, 2012 or (b) the first date on which a Bonus Payment Event occurs after the Effective Date.

8.12 “Certificate” means the Company’s Amended and Restated Certificate of Incorporation as it exists on the Effective Date.

8.13 “Change of Control” has the meaning provided for such term in the Certificate.

8.14 “Code” means the Internal Revenue Code of 1986, as amended.

8.15 “Committee” means the compensation committee of the Board (or, if there is no such committee, the Board committee performing equivalent functions), which from and after the date the Company registers any class of its equity securities under Section 12 of the Exchange Act, shall be comprised solely of two or more members of the Board who are (a) “non-employee directors” as defined under rules and regulations promulgated under Section 16(b) of the Exchange Act and (b) “outside directors” as defined in Section 162(m) of the Code. The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise.

8.16 “Common Equity Value” means, as of any date, the aggregate fair market value of the Common Stock then outstanding based upon the consideration paid to the Company in respect of the issuance of shares of Common Stock in connection with the Bonus Payment Event or as determined by the Committee in good faith.

8.17 “Common Stock” means the Company’s common stock, par value $0.001 per share.

8.18 “Company” means US Oncology Holdings, Inc., a Delaware corporation.

8.19 “Disability” means the inability of a Participant to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than one hundred eighty (180) days. The Committee shall have sole discretion to determine whether a Participant has incurred a Disability for purposes of the Plan and the Committee’s determination regarding the existence of a Disability shall be conclusive and binding upon all parties.

8.20 “Domestic Relations Order” has the meaning ascribed to that term in Section 414(p) of the Code.

8.21 “Effective Date” means January 1, 2008.

8.22 “EBITDA” means, for any period, the Company’s consolidated earnings before interest, taxes, depreciation, amortization, any other non-cash charges and Approved One Time Items, based upon the Company’s regularly prepared quarterly and annual financial statements, adjusted as necessary to reflect the application of the generally accepted accounting principles utilized by the Company in connection with the preparation of its annual financial statements.

8.23 “EBITDA Base Amount” means, for any period, the greater of (a) $210 million and (b) the highest amount of EBITDA previously achieved by the Company for any completed calendar year during the Bonus Pool Calculation Period.

8.24 “Enterprise Value” means, as of the date on which a Bonus Payment Event occurs, the sum of (a) the Common Equity Value, plus (b) the Preferred Equity Value, plus (c) the Outstanding Debt.

8.25 “Excess EBITDA” has the meaning provided for in Section 3.02(a).

8.26 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act.

8.27 “Final Period” has the meaning provided for in Section 3.01(b).

8.28 “Outstanding Debt” means, as of any date, the Company’s consolidated outstanding debt, minus any accrued and unpaid interest thereon, determined in accordance with the generally accepted accounting principles utilized the Company, and including obligations and liabilities under any synthetic leasing facilities.

8.29 “Participant” means any employee of the Company or an Affiliate selected by the Committee to participate in the Plan.

8.30 “Plan” means the US Oncology Holdings, Inc. 2008 Long-Term Cash Incentive Plan.

8.31 “Preferred Equity Value” means, as of any date, the aggregate Accreted Value of all shares of Preferred Stock then outstanding.

8.32 “Preferred Stock” means the Company’s Participating Preferred Stock, par value $0.001 per share.

8.33 “Qualified IPO” has the meaning provided for such term in the Certificate.

8.34 “Section 409A” means Section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.

8.35 “Separation From Service” means the termination of the Participant’s employment with the Company and all Affiliates.

8.36 “Unit” means a unit of participation in the Plan.